EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
The Buckle, Inc.
Kearney, Nebraska

We consent to the incorporation by reference in Registration Statement No. 333-133384, Registration Statement No. 333-70641, Registration Statement No. 333-70643, Registration Statement No. 33-48402 and Post-effective Amendment No. 1 to Registration Statement No. 333-70633 on Form S-8 of our reports dated March 30, 2009, relating to the financial statements and financial statement schedule of The Buckle, Inc. (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of The Buckle, Inc. for the fiscal year ended January 31, 2009.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Omaha, Nebraska
March 30, 2009